Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Jianzhi Education Technology Group Company Limited on Form F-1 of our report dated April 30, 2025 with respect to our audits of the consolidated financial statements of Jianzhi Education Technology Group Company Limited as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022 appearing in the Annual Report on Form 20-F of Jianzhi Education Technology Group Company Limited for the year ended December 31, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

San Mateo, California	WWC, P.C.
August 12, 2025	Certified Public Accountants
PCAOB ID: 1171